EXHIBIT 3(i)

THIRD AMENDMENT

TO

AMENDED AND RESTATED OPERATING AGREEMENT

FOR KAISER VENTURES LLC, AS AMENDED

Pursuant to the authority granted to it under the Amended and Restated Operating Agreement of Kaiser Ventures LLC (the “Company”) as amended by: (i) the First Amendment to the Amended and Restated Operating Agreement of the Company with an effective date of January 1, 2002; and (ii) the Second Amendment to the Amended and Restated Operating Agreement of the Company dated April 15, 2009, (collectively the “Amended Operating Agreement”), the Board of Managers of the Company approves and adopts this Third Amendment to the Amended Operating Agreement as of November 3, 2010.

1. ADDITION TO SECTION 6.8. Section 6.8 of the Amended Operating Agreement is amended by the addition of the following sentences to the end of such section:

“In addition, a Member which owns of record more than 5% of the issued and outstanding Class A Units of the Company may at any time make written request to the Company for an opportunity to examine the list of Members by specifying in reasonable detail the intended use(s) of the list. Within 30 days of receipt of any such request, the Board shall either (i) determine in good faith whether the request intended purpose is for a reasonable purpose intended to benefit the Company or (ii) request in good faith additional information to assist in such determination. The Board may condition access to the list on reasonable conditions which it finds in good faith are desirable to protect the interests of the Company and its Members.

Except as set forth in this Section 6.8, no Member shall have a right to inspect or use the list of Members.”

2. AMENDED OPERATING AGREEMENT CONTROLS. Except as expressly amended as set forth in this Third Amendment, the terms of the Amended Operating Agreement will continue in effect and will govern the rights and obligations of the Members of the Company.

IN WITNESS WHEREOF, Kaiser Ventures LLC has executed this Third Amendment, effective as of November 3, 2010.

KAISER VENTURES LLC

By:	/s/ Richard E. Stoddard
Richard E. Stoddard
President and CEO